SCHEDULE A

Amended as of January 1, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated December 15, 2016 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners Emerging Markets Equity Fund	Investor	0.98%	January 1, 2020
	Institutional
	R6
GQG Partners US Select Quality Equity Fund	Investor	0.59%	November 30, 2019
	Institutional
	R6

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Dianne Descoteaux
Name:	Dianne Descoteaux
Title:	VP & Secretary

GQG PARTNERS LLC

By:	/s/ Melodie Zakaluk
Name:	Melodie Zakaluk
Title:	COO

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